EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 8, 2013 (the “Effective Date”), is entered into by and among NOVEL DRUG SOLUTIONS LLC, a New Jersey limited liability company (“NDS”), with a place of business at 540 State Route 10, Suite 3, Randolph, New Jersey 07869, and EYE CARE NORTHWEST, PA, a New Jersey profession association (“ECNW”, each of NDS and ECNW a “Seller” and collectively the “Sellers”), with a place of business at 350 Sparta Ave., Bldg A, Sparta, New Jersey 07871, and IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (“Imprimis”), with a place of business at 12626 High Bluff Drive, Suite 150, San Diego, California 92130. The parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Assets” shall mean, collectively, (a) the Technology; (b) all discoveries, inventions, technology, compositions, formulations, samples, components, processes, standards, methods, procedures and techniques relating thereto; (c) all formulae, data, information, results of experimentation and testing, and other know-how, whether or not patentable or copyrightable, relating thereto; (d) all product registrations and applications therefor relating thereto; and (e) all intellectual property rights and other assets relating thereto.

1.3 “Assigned Patent Rights” shall mean, collectively, (a) all patent applications (including provisional patent applications) in any jurisdiction that claim the Technology, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention), together with all reissues, renewals, extensions or additions thereof and thereto; and (c) all foreign counterparts with or to any of the foregoing.

1.4 “Contract” or “Contracts” shall mean any mortgage, indenture, lease, contract, covenant, arrangement, agreement, instrument, commitment, purchase order or license.

1.5 “Development Recovery Amount” shall mean, with respect to any Product, the fully-burdened costs (determined in accordance with GAAP, consistently applied) to Imprimis or its Affiliates incurred or accrued in connection with the research, development, production and regulatory approval of such Product.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

1.6 “Encumbrance” or “Encumbrances” shall mean any encumbrance, lien, charge, hypothecation, pledge, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any Contract to create any of the foregoing entered into by any of the Sellers on or before the Effective Date.

1.7 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.8 “GAAP” shall mean generally accepted accounting principles and practices as developed and modified by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, applied on a consistent basis.

1.9 “Knowledge” shall mean the actual knowledge of any director, officer, member or employee of the applicable Person, and the Knowledge such individuals would reasonably be expected to obtain in the course of diligently performing his or her duties for such Person and/or making a reasonable inquiry into the matters contemplated by this Agreement.

1.10 “Licensee” shall mean a Third Party to whom Imprimis or its Affiliate has granted a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.11 “Net Licensing Revenues” shall mean, with respect to any Product, the aggregate cash consideration received by Imprimis or its Affiliates in consideration for the grant by Imprimis or its Affiliates to a Licensee of a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize such Product (excluding amounts received to reimburse Imprimis or its Affiliates for research, development or similar services conducted for such Product, in reimbursement of patent or other out-of-pocket expenses relating to such Product, or in consideration for the purchase of any debt or securities of Imprimis or its Affiliates).

1.12 “Net Receipts” shall mean, with respect to any Product, the aggregate of the Net Sales thereof and Net Licensing Revenues therefrom in excess of the Development Recovery Amount therefor.

1.13 “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Imprimis and its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product), less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Product; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product; (d) sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product; (f) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles; and (g) the fully-burdened cost of goods sold determined in accordance with generally accepted accounting principles.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

1.14 “Payment Period” shall mean, on a Product-by-Product and country-by-country basis, the period of time beginning on the date of the First Commercial Sale of such Product in such country and continuing during the term for which a valid claim of an issued patent within the Assigned Patent Rights in such country remains in effect and would be infringed but for rights under the Assigned Patent Rights by the use, offer for sale, sale or import of such Product in such country.

1.15 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.16 “Product” will mean any product, in any form or formulation, of an injectable ophthalmological pharmaceutical composition, the composition comprising at least one therapeutically effective quantity of an anti-bacterial agent, at least one therapeutically effective quantity of an anti-inflammatory agent, at least one pharmaceutically acceptable excipient and at least one pharmaceutically acceptable carrier appropriate for intraocular or intravitreal injection, in each case for use in the prevention or treatment of any ophthalmic disease, state or condition in humans, which if made, used, offered for sale, sold or imported absent rights under the Assigned Patent Rights would infringe a valid claim of an issued patent within the Assigned Patent Rights.

1.17 “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.18 “Technology” shall mean, collectively, (a) all compositions having anti-bacterial and anti-inflammatory properties comprising at least one therapeutically effective quantity of an anti-bacterial agent, at least one therapeutically effective quantity of an anti-inflammatory agent, at least one pharmaceutically acceptable excipient and at least one pharmaceutically acceptable carrier; and (b) all methods of manufacture and use of the foregoing.

1.19 “Third Party” shall mean any Person other than Imprimis, the Sellers or their respective Affiliates.

2. Purchase and Sale of the Assets.

2.1 Assets. Subject to the terms and conditions of this Agreement, Imprimis hereby agrees to, and hereby does, purchase from the Sellers, and each of the Sellers hereby agrees to, and hereby does, sell, convey, transfer and assign to Imprimis, on the Effective Date, all of its right, title and interest in and to the Assets. Concurrently with the execution of this Agreement, each of the Sellers shall deliver all required consents to Material Contracts (as defined below) as set forth on Schedule 3.7 hereof. To the extent necessary to comply with applicable privacy laws, each of the Sellers shall have the right to redact patient identifying information from any data or information transferred to Imprimis.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

2.2 No Assumption of Liabilities. Imprimis shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of any of the Sellers which relate to the Sellers’ ownership of the Assets prior to the Effective Date or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and the Sellers shall remain responsible for and shall promptly pay such liabilities.

2.3 Transfer Documents. The sale, conveyance, transfer and assignment of the Assets from the Sellers to Imprimis in accordance with this Agreement will be further evidenced by execution by the parties of such bills of sale, assignments or other title transfer documents and instruments as reasonably requested by Imprimis.

2.4 Consideration. The consideration for the sale to Imprimis of the Assets under this Agreement shall consist of the following (collectively, the “Purchase Price”):

2.4.1 [***], payable within thirty (30) days after the date of the issuance of the first patent in the United States within the Assigned Patent Rights; and

2.4.2 [***], payable within thirty (30) days after Imprimis, its Affiliate or Licensee files the first Investigational New Drug application with the United States Food and Drug Administration for the first Product; and

2.4.3 [***], payable within thirty (30) days after Imprimis, its Affiliate or Licensee files the first New Drug Application with the United States Food and Drug Administration for the first Product; and

2.4.4 the Net Sales Payment Consideration (as defined below).

The parties acknowledge and agree that all payments of the Purchase Price hereunder in any form to the Sellers shall be allocated and paid fifty percent (50%) to NDS and fifty percent (50%) to ECNW (for their distribution) as described in this Section 2.4

2.5 Allocation of Purchase Price. The Purchase Price shall be allocated, if an allocation is required, by Imprimis within sixty (60) days following a determination that such allocation is required. After the Effective Date, Imprimis and the Sellers shall make consistent use of any allocation required under Section 1060 of the Internal Revenue Code for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service or any other applicable taxing authority in respect thereof. In any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits related to the determination of any Tax, neither Imprimis nor the Sellers shall contend or represent that such allocation is not a correct allocation.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

3. Representations and Warranties of the Sellers. Each of the Sellers hereby represents and warrants to Imprimis, except as indicated on the disclosure schedules attached to this Agreement, as follows:

3.1 Authority and Binding Effect. The Sellers have full power and authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby. This Agreement and the other documents and instruments contemplated hereby, and the consummation by the Sellers of their obligations contained herein and therein, have been duly authorized by all necessary actions of the Sellers, and this Agreement and the other documents and instruments contemplated hereby have been duly executed and delivered by the Sellers. This Agreement and the other documents and instruments contemplated hereby are valid and binding agreements of the Sellers, enforceable against the Sellers in accordance with their respective terms.

3.2 Organization and Standing. NDS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey. ECNW is a physician association duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each of the Sellers is qualified to do business in each jurisdiction where such qualification is necessary. Each of the Sellers has the requisite corporate power and authority to conduct its business as now conducted, to own the Assets and to use such Assets in the conduct of its business.

3.3 Intellectual Property.

3.3.1 There exist no Assigned Patent Rights as of the Effective Date.

3.3.2 The Sellers have good and marketable title to each of the Assets, and each of the Assets is held or controlled by one or both of the Sellers free and clear of any Encumbrances (including without limitation any distribution rights and royalty rights). All Assets are, and all Assigned Patent Rights will be, fully transferable, alienable or licensable by Imprimis without restriction and without payment of any kind to any Third Party.

3.3.3 All Assets are currently in compliance with applicable legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and are not subject to any unpaid maintenance fees or taxes or actions falling due within ten (10) days after the Effective Date.

3.3.4 To the extent that any Assets or Assigned Patent Rights were originally owned or created by or for any Person other than the Sellers, (a) the Sellers have obtained or will procure the complete, unencumbered and unrestricted right to effect the transfer of the Assets or Assigned Patent Rights from the Sellers to Imprimis and hereby confirm that such transfer does not violate any such right to transfer; (b) no Third Parties have retained or otherwise have any rights or licenses with respect to the Assets and Assigned Patent Rights; and (iv) to the Knowledge of the Sellers, no valid basis exists for any such Person to challenge or object to this Agreement or the transactions contemplated herein.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

3.3.5 No Seller or Affiliate of a Seller has transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, to any Person any Assets or Assigned Patent Rights.

3.3.6 No Seller is required to make or accrue any royalty, milestone or other similar payment to any Third Party in connection with any of the Assets.

3.3.7 To Sellers’ Knowledge, none of the Assets transferred hereunder infringe upon or misappropriate the intellectual property of any Third Party.

3.4 Conflicts; Consents. The execution and delivery by the Sellers of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with (i) any provision of the organizational documents or bylaws of the Sellers; (ii) Contracts to which any Seller or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Sellers or any of its properties or assets (tangible and intangible). It is not necessary for any of the Sellers to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable the Sellers to enter into or perform their obligations under this Agreement.

3.5 Litigation and Proceedings. There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of a Seller), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Sellers’ Knowledge, threatened, against any Seller, which (i) could reasonably be expected to adversely affect the Sellers’ ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (ii) involves the possibility of any judgment or liability, or which may become a claim, against the Assets, Imprimis or its business. None of the Sellers is subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Sellers or any of the Assets that affects, involves or relates to the Assets.

3.6 Compliance with Law/Permits. Each Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on such Seller. No unresolved (i) charges of violations of laws or regulations relating to any of the Sellers’ business have been made or threatened; (ii) proceedings or investigations relating to any of the Sellers’ business are pending or have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened against any of the Sellers relating to or arising out of its business by any governmental authorities.

3.7 Contracts. Schedule 3.7 lists the Contracts to which the any of the Sellers is a party as of the date hereof which arise out of or relate to the Assets by which any of the Assets are currently bound (the “Material Contracts”). No Seller is in violation of or in default under (nor is there existing conditions which with the passage of time either giving of notice or both would cause such a violation or default under) any such Material Contract. Each such Material Contract is in full force and effect, and has a legal, valid and binding obligation of such Seller, and to Sellers’ Knowledge, each of the other parties thereto, and is enforceable in accordance with its terms. No Seller has received notice that it is in violation or breach of or in default under any such Material Contract. Except as set forth on Schedule 3.7, no such Material Contract has a provision that would require consent, notice or the payment of money or transfer of property as a result of the transactions contemplated herein.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

3.8 Full Disclosure. The representations and warranties made by the Sellers in this Agreement and the schedules to be delivered pursuant to this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any of them in the light of the circumstances in which they were made, not misleading.

3.9 No Broker. The Sellers have not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement

4. Representations and Warranties of Imprimis. Imprimis represents and warrants to the Sellers as follows:

4.1 Authority and Binding Effect. Imprimis has the full corporate power and authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby. This Agreement and the other documents and instruments contemplated hereby, and the consummation by Imprimis of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Imprimis, and this Agreement and the other documents and instruments contemplated hereby have been duly executed and delivered by Imprimis. This Agreement and the other documents and instruments contemplated hereby t are valid and binding agreements of Imprimis, enforceable against Imprimis in accordance with their respective terms.

4.2 Organization and Standing. Imprimis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Imprimis is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a material adverse effect on Imprimis. Imprimis has the requisite corporate power and authority to conduct its business as now conducted.

4.3 Conflicts; Consents. The execution and delivery by Imprimis of this Agreement, and the consummation of the transactions contemplated hereby, will not give rise to a Conflict with respect to (i) any provision of the certificate of incorporation or bylaws of Imprimis, each as amended to date; (ii) Contracts to which Imprimis or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Imprimis or any of its properties or assets (tangible and intangible), except in any such case where it would not have a material adverse effect on the Seller’s rights under the Assets. It is not necessary for Imprimis to take any action or to obtain any approval, consent, or release by or from any Third Party, governmental or other, to enable Imprimis to enter into or perform its obligations under this Agreement.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

4.4 Compliance with Law/Permits. Imprimis is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Imprimis. No unresolved (i) charges of violations of laws or regulations relating to Imprimis’ business have been made or threatened; (ii) proceedings or investigations relating to Imprimis’ business are pending or have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Imprimis relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Imprimis.

4.5 No Broker. Imprimis has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement.

5. Net Sales Payments.

5.1 Net Sales Payment Amounts.

5.1.1 Net Sales Payment Consideration. Subject to the provisions in this Section 5.1 and Section 5.2, on a Product-by-Product and country-by-country basis, Imprimis shall pay to the Sellers, on a quarterly basis, an aggregate of [***] of Net Receipts of any Product during the applicable Payment Period (the “Net Sales Payment Consideration”).

5.1.2 Third Party Royalties. If Imprimis, its Licensees or their respective Affiliates is required to pay royalties to any Third Party in order to make, have made, use, sell, offer to sale or import any Product, then Imprimis shall have the right to credit [***] of such Third Party royalty payments against the Net Sales Payment Consideration owing to the Sellers under Section 5.1.1 with respect to sales of such Product; provided, however, that Imprimis shall not reduce the amount of the royalties paid to the Sellers under Section 5.1.1 by reason of this Section 5.1.2, with respect to sales of such Product for any period, to less than an aggregate of [***] of Net Receipts of such Product for such period.

5.1.3 Combination/Bundled Products. In the event that a Product is sold by Imprimis, its Licensees or their respective Affiliates in combination with one or more products which is itself not a Product, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Imprimis.

5.2 Reports and Net Sales Payments. Within sixty (60) days after the end of each calendar quarter during the applicable Payment Period, Imprimis will deliver to the Sellers a report setting forth for such calendar quarter (a) the calculation of the applicable Net Sales Payment Consideration; (b) the payments due under this Agreement for the sale of each Product; and (c) the applicable exchange rate as determined below. Imprimis will remit the total payments due for the sale of Products during such calendar quarter at the time such report is made. No such reports or payments will be due for any Product before the First Commercial Sale of such Product. With respect to Net Receipts received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Receipts received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

5.3 Payment Provisions.

5.3.1 Payment Terms. The Net Sales Payment Consideration shown to have accrued by each report provided for under Section 5.2 shall be due on the date such report is due, and shall be paid 50% to NDS and 50% to ECNW. Payment of Net Sales Payment Consideration in whole or in part may be made in advance of such due date.

5.3.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all Net Sales Payment Consideration with respect to any country in where a Product is sold, Imprimis shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to the each of the Seller’s accounts in a bank or other depository institution in such country. If the payment rate specified in this Agreement should exceed the permissible rate established in any country, the payment rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

5.3.3 Withholding Taxes. Imprimis shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Imprimis, its Licensees or their respective Affiliates, or any taxes required to be withheld by Imprimis, its Licensees or their respective Affiliates, to the extent Imprimis, its Licensees or their respective Affiliates pay to the appropriate governmental authority on behalf of the Sellers such taxes, levies or charges. Imprimis shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of the Sellers by Imprimis, its Licensees or their respective Affiliates. Imprimis promptly shall deliver to the Sellers proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.4 Audits. Upon the written request of both Sellers and not more than once in each calendar year, Imprimis shall permit an independent certified public accounting firm of nationally recognized standing selected by the Sellers and reasonably acceptable to Imprimis, at the Sellers’ expense, to have access during normal business hours to such of the financial records of Imprimis as may be reasonably necessary to verify the accuracy of the Net Sales Payment Consideration reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which the Sellers have already conducted an audit under this Section). If such accounting firm concludes that additional amounts were owed during the audited period, Imprimis shall pay such additional amounts within thirty (30) days after the date the Sellers deliver to Imprimis such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Sellers; provided, however, if the audit discloses that the Net Sales Payment Consideration payable by Imprimis for such period are more than one hundred ten percent (110%) of the Net Sales Payment Consideration actually paid for such period, then Imprimis shall pay the reasonable fees and expenses charged by such accounting firm. The Sellers shall cause their accounting firm to retain all financial information subject to review under this Section 5.4 in strict confidence; provided, however, that Imprimis shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Imprimis regarding such financial information. The accounting firm shall disclose to the Sellers only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. The Sellers shall treat all such financial information as Imprimis’ confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.4.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

5.5 Survival. This Section 5 shall survive the expiration or termination of this Agreement and shall only terminate upon the expiration of the Payment Period and all payment obligations.

6. Post-Effective Date Covenants.

6.1 Imprimis Diligence.

6.1.1 Imprimis shall use commercially reasonable efforts (whether alone or with or through its Licensees and its or their respective Affiliates) to research, develop and commercialize a Product in major markets.

6.1.2 Imprimis shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of the Assigned Patent Rights consistent with prudent business practices, and shall consider in good faith the interests of the Sellers.

6.2 Seller Covenants.

6.2.1 The Sellers shall transfer to Imprimis all documents and information comprising the Assets within thirty (30) days after the Effective Date.

6.2.2 During the term of the Agreement, Imprimis shall have the first right (at its sole option in its sole discretion) to acquire each new product and technology opportunity of each of the Sellers and their respective Affiliates pursuant to a transaction with substantially the same structure as this Agreement.

6.3 Further Assurances.

6.3.1 The Sellers shall provide all cooperation reasonably requested by Imprimis in connection with any effort by Imprimis to establish, perfect, defend, or enforce its rights in or to the Assets (including the Assigned Patent Rights). Such cooperation shall include, without limitation, (i) executing further consistent assignments, transfers, licenses, and releases, and (ii) providing data and information, consulting with Imprimis and executing and delivering any documents and instruments regarding the preparation and prosecution of the Assigned Patent Rights. In addition, to the extent any of the Sellers cannot transfer and assign any of the Assigned Patent Rights, or any portion thereof, as of the Effective Date, then such Seller will assign and transfer the same at the first opportunity to do so. To the extent further transfer or assignment of any patents rights is required and the Sellers have not, within fifteen (15) days after the delivery of such assignment to the Sellers, (a) executed and returned to Imprimis the form of assignment reasonably requested by Imprimis, or (b) delivered to Imprimis a written objection to Imprimis’ request, then each Seller hereby irrevocably appoints Imprimis as its attorney-in-fact with the right, authority, and ability to execute and enter into such assignment on behalf of such Seller. The Sellers each further stipulates and agrees that such appointment is a right coupled with an interest and will survive the incapacity or unavailability of such Seller at any future time. To the extent that any of the Assigned Patent Rights cannot be assigned and transferred by any of the Sellers, then each of the Sellers hereby grants Imprimis an irrevocable, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, under the Assigned Patent Rights for all purposes.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

6.3.2 The Sellers shall provide all cooperation reasonably requested by Imprimis, and shall provide reasonable to support to Imprimis, in connection with any effort by Imprimis to perform: (a) processes and activities for the further discovery and research of any Product for a particular indication; (b) processes and activities conducted to obtain all approvals, licenses, registrations or authorizations necessary for the commercialization of any Product for a particular indication; and (c) processes and activities conducted for the manufacture or other production of any Product. Such cooperation shall include, without limitation, providing data and information and consulting with Imprimis.

6.3.3 Imprimis shall determine the strategy for, and coordinate, the publication and presentation of any disclosures related to the Technology, and the Sellers and their respective Affiliates are not permitted to publish or present any disclosures related to the Technology without the prior written consent of Imprimis. Imprimis shall authorize and permit the publication or presentation of information related to the Technology by the Sellers and their Affiliates only in compliance with the following guidelines: A publishing party shall provide, and shall cause its Affiliates to provide, to Imprimis copies of any manuscript intended for publication or any presentation intended for public disclosure (including any oral disclosure made with or without obligation of confidentiality) by or on behalf of the publishing party or its Affiliates that incorporates any information related to the Technology or that may include confidential information of Imprimis, at least sixty (60) days before the submission of any manuscript for publication or the public presentation for Imprimis’ review and approval. If after review Imprimis determines that the publishing party may publish or present such publication, Imprimis shall return to the publishing party the manuscript or presentation with any proposed changes. The publishing party shall incorporate Imprimis’ proposed changes to the manuscript or presentation prior to publication. Imprimis may further request that the publishing party postpone the publication or presentation in order to consider appropriate patent applications or other protection to be filed on information contained in the publication or presentation.

7. Indemnification.

7.1 Indemnification of Imprimis. Subject to the provisions of this Section 7, each of the Sellers shall indemnify and hold harmless Imprimis, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Imprimis Indemnitees”), from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding or settlement of any of the foregoing) (collectively, “Losses”) incurred or suffered by an Imprimis Indemnitee arising out of:

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7.1.1 any breach of the representations and warranties of such Seller set forth in this Agreement;

7.1.2 any breach of any covenant or agreement of such Seller set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.1.3 the ownership or operation of the Assets prior to the Effective Date or any liability or obligation whatsoever of such Seller.

7.2 Indemnification of the Sellers. Subject to the provisions of this Section 7, Imprimis shall indemnify and hold harmless the Sellers and their respective officers, directors, managers, members, affiliates, agents, stockholders and representatives (collectively, the “Seller Indemnitees”), from and against any and all Losses incurred or suffered by a Seller Indemnitee arising out of:

7.2.1 any breach of the representations and warranties of Imprimis set forth in this Agreement;

7.2.2 any breach of any covenant or agreement of Imprimis set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.2.3 the activities of Imprimis regarding the ownership or operation of the Assets after the Effective Date, including without limitation the manufacture, use, or sale of Product by Imprimis, its Licensees or their respective Affiliates or the use of Product by their customers.

7.3 Offset. Imprimis may offset against the Net Sales Payment Consideration or any other amounts due the Sellers from Imprimis, any amounts owed to Imprimis for indemnification under Section 7.1. The exercise of such offset by Imprimis in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Neither the exercise nor the failure to exercise, any such right of offset will constitute an election of remedies or limit Imprimis in any manner in the enforcement of any other remedies that may be available to it.

7.4 Procedure. A party seeking indemnification (the “Indemnitee”) will promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice will not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. Imprimis shall have the right to control the defense of all indemnification claims hereunder. The Sellers shall have the right to participate at their own expense in the claim or suit with counsel of their own choosing. Imprimis will consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Sellers cooperate with the Imprimis as reasonably requested, at the Sellers’ sole cost and expense. Imprimis will not settle any claim or suit with respect to which any of the Sellers is the Indemnifying Party without such Seller’s prior written consent, which consent shall not be unreasonably withheld.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

7.5 Several Liability. All obligations of the Sellers hereunder are several and not joint, and in no event shall a party have any liability or obligation with respect to the acts or omissions of any other party to this Agreement.

8. Term and Termination.

8.1 Term. The term of this Agreement shall continue until expiration of all payment obligations hereunder.

8.2 Termination.

8.2.1 Imprimis shall have the right to terminate this Agreement at its option in its sole discretion upon written notice to the Sellers.

8.2.2 If Imprimis, its Licensee or their respective Affiliates fails to file an Investigational New Drug Application in the United States for a Product before the fifth anniversary of the Effective Date, then (unless the parties otherwise mutually agree in writing) the Sellers shall jointly have the right, at their option and as their sole remedy, to terminate the Agreement.

8.2.3 In the event of the termination of this Agreement in accordance with this Section 8.2, Imprimis shall re-assign to the Sellers the Technology and the other Assets.

9. Miscellaneous.

9.1 Public Announcements. No party shall make any public announcements concerning matters concerning this Agreement or the negotiation thereof without the prior written consent of the other parties unless such disclosure is required by law, in which case the announcing party shall provide the other party with reasonable notice of such disclosure.

9.2 Assignment. No party shall assign its rights or obligations under this Agreement without the prior written consent of the other parties; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 9.2 shall be void.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

9.3 Confidentiality. Each party hereby agrees, and agrees to cause its stockholders, members, and representatives, to keep the terms of this Agreement confidential and, without limiting its other obligations hereunder, will treat and safeguard such terms with the same degree of care with which it treats its own confidential information (but in no less a reasonable degree of care) and to limit access to such terms to such employees, consultants, representatives and professional advisors of such party who reasonably require such access in connection with the activities contemplated by this Agreement or otherwise to administer the terms of this Agreement. To the extent practicable, in the event that a party is required to disclose such terms pursuant to any law, regulation, or judicial or administrative directive, such party will promptly notify the other party in order to allow the other party a reasonable period of time to obtain protective or confidential treatment of such terms before they are disclosed. Either party may disclose the terms of this Agreement (i) to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission; and (ii) in connection with a prospective acquisition, merger, financing, or license for such party, to prospective acquirers or merger candidates or to existing or potential investors or licensees; provided that prior to such disclosure each such candidate or investor will agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.3. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 9.3, and that, in the event of any such failure, the non-disclosing party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the non-disclosing party seeking or obtaining such equitable relief.

9.4 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

9.5 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the State of Delaware having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.6 Entire Agreement; Amendment. This Agreement, and each additional agreement and document to be executed and delivered pursuant hereto, constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

9.7 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

9.8 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to NDS:	Novel Drug Solutions, LLC
540 Route 10 West
Randolph, NJ 07869
Attention: Richard Dilzer

If to ECNW:	Eye Care Northwest
350 Sparta Ave., Bldg A
Sparta, NJ 07871
Attention: Dr. Jeffrey T. Liegner

If to Imprimis:	Imprimis Pharmaceuticals, Inc.
12626 High Bluff Drive, Suite 150
San Diego, California 92130
Attention: Chief Executive Officer

9.9 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

IN WITNESS WHEREOF, each of Imprimis and the Sellers has caused a duly authorized representative to execute this Asset Purchase Agreement on the date first written above.

NOVEL DRUG SOLUTIONS, LLC

By:	/s/ John Scott Karolchyk
Name:	John Scott Karolchyk
Title:	Owner

EYE CARE NORTHWEST, PA

By:	/s/ Jeffrey T. Liegner, MD
Name:	Jeffrey T. Liegner, MD
Title:	President

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

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